Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO APPOINTS ERIK VAN DER KAAY AS CHAIRMAN OF THE BOARD OF DIRECTORS

LAKE FOREST, Calif., August 9, 2007 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of ChargeSource™ external power adapters used to power and charge notebook computers, mobile phones and many other rechargeable mobile devices, and a provider of wireless test solutions (WTS) and wireless emergency call box systems, today announced the appointment of Erik H. van der Kaay, 67, as Chairman of the Board of Directors, effective August 8, 2007. Mr. van der Kaay succeeds Don M. Bailey, who has plans to leave the Board of Directors, effective August 31, 2007, due to time commitments required to fulfill his increased responsibilities at two other public companies where he serves as Chairman of the Board and interim President, respectively.

“The entire Board joins me in expressing our great appreciation for Don’s many contributions to Comarco over his 28 year affiliation with the Company, and wishes him the best of luck in his endeavors,” said Tom Franza, Chief Executive Officer of Comarco. “We are delighted with the appointment of Erik to Chairman of the Comarco Board. Erik has been a member of our Board for more than six years and brings tremendous leadership and industry experience to the Company. He also currently serves as the Chairman of the Executive Committee and he will continue to lead the Executive Committee in its review of the Company’s financial performance and strategic alternatives.”

“I am honored to be named as the Chairman of the Comarco Board,” said Mr. van der Kaay. “Over the past few quarters, the Board, and more recently the Executive Committee formed in late May, have been actively reviewing strategic alternatives intended to drive value for Comarco shareholders. We remain committed to this effort and will provide an update of our progress when appropriate.”

Mr. van der Kaay joined the Comarco Board of Directors in 2001. He was previously the Chairman of the Board of Symmetricom, Inc., from November 2002 until August 2003. Mr. van der Kaay served as the President, Chief Executive Officer and Chairman of the Board of Datum, Inc. from April 1998 to October 2002. He was with Allen Telecom, a leading supplier of wireless equipment to the global telecommunications infrastructure market, from 1990 to 1998. Mr. van der Kaay has a bachelor’s degree in mathematics and physics from Sir George Williams University (Concordia University) in Montreal. He currently serves as a director of RF Micro Devices, TranSwitch Corporation, and Ball Corporation.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of external power adapters used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:

Tom Franza	Dan Lutz	Doug Sherk/Jenifer Kirtland
President & CEO	Vice President & CFO	EVC Group
Comarco, Inc.	Comarco, Inc.	(415) 896-6820
(949) 599-7440	(949) 599-7556	dsherk@evcgroup.com
tfranza@comarco.com	dlutz@comarco.com	jkirtland@evcgroup.com